Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated June 9, 2006 on the financial statements of the Aviemore Fund, dated as of April 30, 2006 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of the Aviemore Fund (SEC File No. 811-21489).

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

(f.k.a. Cohen McCurdy, Ltd.)

Westlake, Ohio

August 29, 2006